CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 29, 2024, relating to the financial statements and financial highlights of Quantified Managed Income Fund, Quantified Market Leaders Fund, Quantified Alternative Investment Fund, Quantified STF Fund, Quantified Pattern Recognition Fund, Quantified Tactical Fixed Income Fund, Quantified Evolution Plus Fund, Quantified Common Ground Fund, Quantified Tactical Sectors Fund, Quantified Rising Dividend Tactical Fund, Quantified Government Income Tactical Fund, and Quantified Global Fund, each a series of Advisors Preferred Trust, for the year ended June 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Organization and Management of Wholly Owned Subsidiary” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information. We also herby consent to the reference to our firm in this Registration Statement on Form N-1A of Quantified Eckhardt Managed Futures Strategy Fund, a series of Advisors Preferred Trust, under the header “Financial Highlights” in the Prospectus, and “Organization and Management of Wholly Owned Subsidiary” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

October 24, 2024

C O H E N & C O M P A N Y , L T D . 800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board